Exhibit 99.1

Cardlytics, Inc. 675 Ponce de Leon Ave NE, Suite 6000 Atlanta, GA 30308	May 5th, 2017

Dear Cardlytics, Inc.:

We, Frost & Sullivan of 3211 Scott Blvd, Suite 203, Santa Clara CA, 95054, hereby consent to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1, and any amendments thereto (the “Registration Statement”) of Cardlytics, Inc., and any related prospectuses of (i) our name and all references thereto, and (ii) the statements set out in the Schedule hereto. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

We further consent to the reference to our firm, under the caption “Industry and Market Data” in the Registration Statement, as acting in the capacity of an author of independent industry publications.

Yours faithfully,

/s/ Aravindh Vanchesan

Name: Aravindh Vanchesan

Designation: Industry Consulting Manager

For and on behalf of Frost & Sullivan

SCHEDULE

1)	According to Frost & Sullivan in an independent study commissioned by us, it was estimated that, under a conservative scenario, Cardlytics’ Native Bank Advertising Channel represents a $9.5 billion U.S. opportunity in 2015 and is expected to grow at a compound annual growth rate of 9.9% to $16.7 billion in 2021.
2)	According to Frost & Sullivan in an independent study commissioned by us, it was estimated that, under an optimistic scenario, Cardlytics’ Native Bank Advertising Channel represents a $9.5 billion U.S. opportunity in 2015 and is expected to grow at a compound annual growth rate of 26.4% to $38.8 billion in 2021.
3)	According to Frost & Sullivan in an independent study commissioned by us, it was estimated that Cardlytics’ Native Bank Advertising Channel represents a $9.5 billion U.S. opportunity in 2015 and is expected to grow at a compound annual growth rate of 18.4% to $26.2 billion in 2021.
4)	According to Frost & Sullivan in an independent study commissioned by us, it was estimated that, under a conservative scenario, Cardlytics’ Platform Solutions (excluding the Native Bank Advertising Channel) represents a $14.5 billion U.S. opportunity in 2015 and is expected to grow at a compound annual growth rate of 4.7% to $19.1 billion in 2021.
5)	According to Frost & Sullivan in an independent study commissioned by us, it was estimated that, under an optimistic scenario, Cardlytics’ Platform Solutions (excluding the Native Bank Advertising Channel) represents a $14.5 billion U.S. opportunity in 2015 and is expected to grow at a compound annual growth rate of 10.0% to $25.7 billion in 2021.
6)	According to Frost & Sullivan in an independent study commissioned by us, it was estimated that Cardlytics’ Platform Solutions (excluding the Native Bank Advertising Channel) represents a $14.5 billion U.S. opportunity in 2015 and is expected to grow at a compound annual growth rate of 7.7% to $22.6 billion in 2021.